Aetna Life Insurance and Annuity Company

                                                    ENDORSEMENT

Aetna hereby endorses this Contract to allow the transfer of Reserves out of the General Account. Such transfers will be:

(1) a minimum of 10% of the General Account funds held in the Participant's Individual Account;

(2)    without deduction of any charge; and

(3)    to any of the Fund(s) or the Guaranteed Accumulation Account;

(4)    allowed once during each calendar year;

(5)    prior to the election of an Annuity Option;

(6)    without affecting the rights of transfer now in the contract.

Aetna may, for temporary periods of time, allow any larger percentage to be transferred.

The value of the Reserves held in the General Account, as used above, is the value when the request is received at the Home Office of Aetna. References to the General Account above shall not apply to the Guaranteed Accumulation Account.

Endorsed and made a part of this Contract on the later of September 1, 1983 or the Effective Date of this Contract.




                                 /s/ Dan Kearney
                                 President
                                 Aetna Life Insurance and Annuity Company